Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Share Option Plan of Bionomics Limited of our report dated September 10, 2021, (except Note 34, as to which the date is December 13, 2021), with respect to the consolidated financial statements of Bionomics Limited included in its Registration Statement (Form F-1 No. 333-261280) and related Prospectus of Bionomics Limited dated December 15, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Adelaide, Australia

December 20, 2021